PINSTRIPES

BISTRO BOWLING BOCCE

Where magic strikes

January 2024

FY2023 Q3 & Q4 UNAUDITED QUARTERLY FINANCIALS

($000's)	12 Weeks Ended January 1, 2023	16 Weeks Ended April 30, 2023
Food and beverage revenues	$ 21,759	$ 26,310
Recreation revenues	6,419	7,860
Total revenue	28,178	34,170
Cost of food and beverage	4,475	5,867
Store labor and benefits	9,511	12,837
Store occupancy costs, excluding depreciation	4,305	5,824
Other store operating expenses, excluding depreciation	4,456	6,021
General and administrative expenses	2,529	3,365
Depreciation expense	1,861	2,512
Impairment loss	-	2,363
Pre-opening expenses	1,155	2,794
Operating loss	(114)	(7,413)
Interest expense	(278)	(1,211)
Other expenses	-	(13)
Gain (loss) on debt extinguishment	-	(93)
Income (loss) before income taxes	(392)	(8,730)
Income tax expense	-	48
Net (loss) income	(392)	(8,778)

ADJUSTED EBITDA NON-GAAP RECONCILIATION

The following table reconciles Unaudited Net Income (Loss) to Adjusted EBITDA for each quarter of fiscal year 2023 and first two quarters of fiscal year 2024:

($000's)	Q1'23	Q2'23	Q3'23	Q4'23	FY2023	Q1'24	Q2'24	YTD FY24
Net Income (Loss)	**$ 5,035**	**$ (3,390)**	**$ (392)**	**$ (8,778)**	**$ (7,525)**	**$ (3,046)**	**$ (7,282)**	**$ (10,328)**
Depreciation & Amortization	1,853	1,861	1,861	2,512	8,086	1,644	1,697	3,341
Impairment Loss	-	-	-	2,363	2,363	-	-	-
Income Tax Expense	48	96	-	48	192	72	(72)	-
Interest Expense	192	265	278	1,211	1,946	1,692	1,908	3,600
IPO/Fundraising/Public Readiness Expenses	1,790	1,848	857	976	5,471	832	868	1,700
Venue-Level Non-recurring Items	107	319	319	-	745	(2,712)	337	(2,375)
Non-cash Stock Compensation Expense	53	59	67	118	296	141	59	200
PPP & Cares Act Loan Forgiveness	(8,458)	10	-	93	(8,355)	-	-	-
Adjusted EBITDA	**$ 620**	**$ 1,068**	**$ 2,990**	**$ (1,457)**	**$ 3,220**	**$ (1,377)**	**$ (2,485)**	**$ (3,862)**
Memo: Pre-Opening Expenses	*526*	*459*	*1,155*	*2,794*	*4,934*	*2,277*	*3,026*	*5,303*

Use of Non-GAAP Measures

Note Regarding Non-GAAP Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles ("GAAP"). Within this presentation, we make reference to adjusted EBITDA, which is a non-GAAP financial measure. The Company includes this non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses adjusted EBITDA to evaluate the Company's performance and in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Adjusted EBITDA excludes the impact of certain non-cash charges and other items that affect the comparability of results in past quarters and which we do not believe are reflective of underlying business performance.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this presentation may be different from the methods used by other companies.